                                                                      Exhibit 21


                  Subsidiaries of Heartland Technology, Inc.

The following is a list of all of the registrant's direct and indirect subsidiaries, state of incorporation or organization and the percentage of ownership of each.

Name of subsidiary                 State            Ownership

PG Design Electronics, Inc.        Delaware         100%

Zecal Corp.                        Delaware         (a)

Solder Station-One                 California       100%

 .(a)   Wholly owned by PG Design Electronics, Inc.